UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MORGAN STANLEY INSTITUTIONAL FUND, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 16, 2010

Dear Traditional/Roth/SEP IRA Shareholder,

This letter is in reference to the Notice of Joint Special Meeting of Shareholders that you received regarding the proposed reorganization of the Van Kampen Core Growth Fund, Van Kampen Equity Growth Fund and Van Kampen Global Growth Fund (each a “Van Kampen Fund”) into Morgan Stanley Institutional Fund, Inc. (MSIF) Advantage Portfolio, MSIF Equity Growth Portfolio and MSIF Global Growth Portfolio (each a “MSIF Fund”), respectively.

If a proposed reorganization (Reorganization) is approved at the shareholder meeting (currently scheduled to be held on May 10, 2010), it is expected that substantially all of the assets and liabilities of the Van Kampen Fund will be transferred to the respective MSIF Fund shortly following approval by shareholders. As a result of this Reorganization, shareholders of the Van Kampen Fund will become shareholders of the respective MSIF Fund. In addition, effective at the time of the Reorganization, Morgan Stanley Services Company, Inc. (MSSCI) will become the new Transfer Agent and Morgan Stanley Investment Management Inc. (MSIM) will become the new Sponsor of your Traditional, Roth and/or SEP IRA (IRA). No action is required on your part.

Please note: State Street Bank and Trust Company (State Street) will continue to serve as custodian of your IRA.(1)

Enclosed for your information is your new IRA Custodial Account Agreement and Disclosure Statement (the “Agreement”) that will govern your IRA, effective upon the Reorganization (if approved). In addition to reflecting the change in Sponsor and Transfer Agent, a key difference between the new Agreement and your existing Van Kampen custodial agreement is outlined below:

•                 Annual Account Maintenance Fees: Upon the Reorganization, your account will no longer be subject to the $15 annual account maintenance fee. Note: Full liquidations that occur prior to the Reorganization will continue to be charged the $15 Van Kampen annual account maintenance fee, per individual shareholder, regardless of the number of Van Kampen sponsored retirement plan types that you hold.

Please carefully review the enclosed Agreement for a complete description of account terms and conditions. You should keep the Agreement for your records, as it will replace your existing Van Kampen IRA custodial account agreement(s) and disclosure statement(s) upon the Reorganization.

In addition, please keep in mind:

•                Subsequent Contributions / Exchanges. You may continue to make subsequent IRA contributions (subject to eligibility requirements) into the same MSIF Fund account you hold after the Reorganization. You may also exchange shares for the same class of shares of other available MSIF portfolios and available portfolios of Morgan Stanley Institutional Fund Trust (MSIFT). However, exchanges (as well as new purchases into a new MSIF/MSIFT portfolio or Fund account) will be subject to the minimum initial investment outlined in the applicable MSIF or MSIFT Fund prospectus, which is substantially higher than the Van Kampen Fund minimum initial investment. It is important to note that after the Reorganization, you will no longer be able to exchange your fund shares for shares in another Van Kampen fund.

If for any reason you do not wish to participate in the proposed Reorganization, other alternatives for your Van Kampen retirement account are available to you. Please refer to Important Information Regarding Retirement Plan Alternatives Available Prior to the Proposed Reorganization on the back of this letter.

If you have any questions regarding this matter, please contact our Client Relations Department at (800) 847-2424, Monday through Friday.

Sincerely,

Van Kampen Investor Services Inc., Agent for State Street Bank and Trust Company

(1) If you currently hold other Van Kampen Funds in your Van Kampen-sponsored IRA, it is important to note that post-Reorganization you will hold two separate IRAs—one IRA invested in Van Kampen Fund(s) and one IRA invested in MSIF Fund(s).

Important Information Regarding Retirement Plan Alternatives Available Prior to the Proposed Reorganization

Prior to the Reorganization (if approved), you have the right to choose one of the following options as it relates to your Van Kampen IRA account.

•                Exchange of Existing Shares. Shares of the Van Kampen Core Growth Fund, Van Kampen Equity Growth Fund and Van Kampen Global Growth Fund may be exchanged, without additional charge, into shares of any Participating Fund as set forth in the Van Kampen Fund’s prospectus.

•                 Transfer of Assets. You have the right to choose a different successor custodian by transferring your IRA to another custodian.

•                 Rollover Option. If you choose to liquidate your IRA account, you may roll over the liquidation proceeds into an IRA(2) account with a different custodian. Rollovers must be completed no later that the 60th day after the day you receive the liquidation proceeds. If rolled over within this 60-day period, the amount rolled over is not subject to income tax. However, any amount not rolled over, including amounts withheld and remitted to the IRS, may be included in the taxable income of the recipient. This means if federal income tax was withheld from your liquidation proceeds, you may need to use monies from other sources to make up or replace the amount withheld in order to allow you to rollover the entire amount of the liquidation distribution within the 60-day period. Otherwise, you may be taxed on the amount that was withheld, and if you are under 59 1/2, you may be subject to a 10 percent additional tax penalty on the withholding amount.

(2) There are special rules and exceptions for rollovers from different types of IRAs to other types of IRAs as well as IRAs to certain employer sponsored plans. There are also special rules restricting rollovers from IRAs to another IRA to once every 12 months. If you are 70 1/2 or older, there are special rules restricting an individual from rolling over any amounts that are required to be distributed.